Exhibit 99.1

Company Contact:

Ronald H. Spair

Chief Financial Officer

610-882-1820

Investorinfo@orasure.com

www.orasure.com

ORASURE TECHNOLOGIES APPOINTS NEW DIRECTOR

BETHLEHEM, PA. – January 9, 2006 – OraSure Technologies, Inc. (NASDAQ: OSUR), the market leader in oral fluid diagnostics, today announced the appointment of Charles W. Patrick as a member of the Company’s Board of Directors. Mr. Patrick has been appointed to fill a vacancy on the Company’s Board and will serve as a Class III Director with an initial term expiring at the Company’s 2006 Annual Meeting of Stockholders.

Mr. Patrick has had extensive experience managing high growth diagnostic companies with an emphasis in the areas of sales, marketing and global distribution. From 1990 to 2000, Mr. Patrick served as Vice President of Sales and Marketing for Biosite Diagnostics and had primary responsibility for developing and achieving Biosite’s strategic sales and marketing objectives. While at Biosite, Mr. Patrick was instrumental in building the company into a leading provider of rapid diagnostics for drugs of abuse and cardiac products to hospitals. He also played a key role in establishing Biosite’s initial international sales and distribution capabilities. Prior to his time at Biosite, Mr. Patrick served as World Wide Group Marketing Manager and held several other sales and marketing positions for the Diagnostics Division of Abbott Laboratories, from 1978 to 1990. Since 2000, Mr. Patrick has worked as a management consultant, helping diagnostic and technology companies develop sales, marketing and distribution strategies, and has served as the acting President and CEO for CallNexus, Inc.

Mr. Patrick received a B.A. in Communications/Journalism from the University of Central Florida and has served on the Board of Directors of Accumetrics, Inc.

“I am extremely pleased to welcome Chuck Patrick to the Board,” said Douglas A. Michels, President and Chief Executive Officer of OraSure Technologies. “Chuck brings nearly 30 years of diagnostic experience with growth companies to the Board. We believe his experience and past success will strongly support the achievement of our strategic goals and objectives and enable Chuck to make a substantial contribution to the Company’s future success.”

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About OraSure Technologies

OraSure Technologies develops, manufactures and markets oral fluid specimen collection devices using proprietary oral fluid technologies, diagnostic products including immunoassays and other in vitro diagnostic tests, and other medical devices. These products are sold in the United States as well as internationally to various clinical laboratories, hospitals, clinics, community-based organizations and other public health organizations, distributors, government agencies, physicians’ offices, and commercial and industrial entities.

OraSure Technologies is the leading supplier of oral-fluid collection devices and assays to the life insurance industry and public health markets for the detection of HIV. In addition, the Company supplies oral-fluid testing solutions for drugs of abuse testing. For more information on the Company, please go to http://www.orasure.com.

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